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Exhibit 21.1

PDS Gaming Corporation and Consolidated Subsidiaries
Parent and Subsidiaries

Name of Company	Organized Under Laws of	Percentage of Voting Securities Beneficially Owned By Registrant (1)
Registrant:
PDS Gaming Corporation	Minnesota
Consolidated Subsidiaries of the Registrant:
PDS Gaming Corporation—Nevada	Nevada	100
PDS Casinos Reno, Inc.	Nevada	100
PDS Gaming Corporation—Mississippi	Mississippi	100
PDS Casinos Greenville, Inc.	Mississippi	100
PDS Gaming Corporation—Colorado	Colorado	100
PDS Resorts LLC	Nevada	100
PDS FR LLC	Nevada	100

(1)
Including consolidated subsidiaries of the Registrant.

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Exhibit 21.1
PDS Gaming Corporation and Consolidated Subsidiaries Parent and Subsidiaries